Exhibit 10.41

allscripts healthcare solutions, inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 11th day of December, 2015 (the “Signing Date” and “Effective Date”), by and between Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”), and James Hewitt (“Executive”).

RECITALS

WHEREAS, commencing on the Effective Date, Company desires to employ Executive subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Executive Vice President, Solutions Development, of the Company, pursuant to the terms of this Agreement.  Executive shall have the duties and responsibilities and perform such administrative and managerial services of these positions as are delegated or assigned to Executive by the Chief Executive Officer of Company (the “CEO”) or his delegate from time to time.  Executive shall carry out Executive’s responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder.  Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any entity other than Company without the prior written consent of Company.

2.Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue in effect through the third (3rd) anniversary of the Effective Date, unless earlier terminated as provided herein.  Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least ninety (90) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months.  If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive (i.e., Executive shall be entitled to the severance benefits set forth in Section 4.5.1).  If Executive elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall constitute a termination of Executive’s employment and the Employment Period by Executive without Constructive Discharge, and Executive shall be entitled to the payments and benefits set forth in Section 4.5.3.

3.Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1Base Salary.  During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $450,000 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures.  Executive’s base salary shall be reviewed annually by the CEO, who shall recommend any increases to the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and may be increased in the sole discretion of the Board or Compensation Committee based on Executive’s performance during the preceding calendar year.  Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”

3.2Performance Bonus.  Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”).  The amount and payment of any Performance Bonus shall be subject to a recommendation by the CEO to the Compensation Committee, and such Performance Bonus shall be determined in the sole discretion of, and based upon criteria selected by, the Compensation Committee.  Subject to the foregoing exercise of discretion, Executive’s annual target Performance Bonus shall be 75% of Executive’s Base Salary (the “Target Performance Bonus”), but may, based on performance, be less than or exceed such amount.  Performance Bonuses shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time.

3.3Benefits.  During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1Vacation.  Executive shall be entitled to participate in Company’s vacation policy for similarly-situated employees.

3.3.2Participation in Benefit Plans.  Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and Executive’s eligible dependents, which are generally available to similarly situated employees and as provided by Company in accordance with its group health insurance plan coverage.  In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its salaried employees generally, in accordance with the general eligibility criteria therein.

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3.4Expenses.  Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5Stock Awards.  Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Company and generally available to its senior executive employees.  The amount of any awards made thereunder shall be in the sole discretion of the Board or the Compensation Committee.

4.Termination of Services Prior To Expiration of Agreement.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1Termination upon Death or Disability of Executive.

4.1.1Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive.  In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.

4.1.2Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive.  For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period.  In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician of Company’s choice, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder.  In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties.  Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2Termination by Company for Cause.  Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided, however, that Executive shall have a period of ten (10) days (or such longer period not to exceed thirty (30) days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible.  For purposes of this Agreement, the term “Cause” shall mean:

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4.2.1the willful or grossly negligent failure by Executive to perform Executive’s duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive;

4.2.2Executive’s conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3Executive’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company; or

4.2.4Executive’s material violation of any generally recognized policy of Company or Executive’s refusal to follow the lawful directions of the CEO, or Executive’s insubordination to Executive’s supervisor.

4.3Termination by Company without Cause; Termination by Executive without Constructive Discharge.  Executive may terminate Executive’s employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company.  Company may terminate Executive’s employment and the Employment Period without Cause upon thirty (30) days’ prior written notice to Executive.  Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4Termination by Executive for Constructive Discharge.

4.4.1Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, as a result of a Constructive Discharge.  For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following:

(i)

a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) any reduction in the Base Salary or (y) any failure to pay the Base Salary (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary, which payment is immediately made by Company upon notice from Executive);

(ii)

a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities with Company from those in effect on the Effective Date (excluding, for this purpose, changes following a Change of Control (x) to Executive’s reporting responsibilities and (y) arising by reason of Company ceasing to be a public company); or

(iii)	without Executive’s prior written agreement, Executive’s principal place of business is moved to a location that is more than fifty (50) miles from
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Company’s offices located in either Springfield, Illinois or Chicago, Illinois.

4.4.2In the event of the occurrence of a Constructive Discharge, Executive shall have the right to terminate Executive’s employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of the Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured such Constructive Discharge within the thirty (30)-day period.  If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect.  Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months.  The Termination Date of a Constructive Discharge shall be the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5Rights upon Termination.  Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1Termination by Company Without Cause or for Constructive Discharge.  If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, in each case either (x) prior to a Change of Control, or (y) after the second anniversary of a Change of Control, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).  In addition, subject to Sections 4.5.2 and 4.7, below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)

an amount equal to Executive’s Base Salary plus Executive’s Target Performance Bonus, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten (10) following monthly anniversaries of such date);

(ii)

continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.3.2 for a period of twelve (12) months following the Termination Date, with Executive’s contribution to such plans as if

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Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s monthly severance payments may be deemed acceptable for this purpose in the discretion of Company); provided, however that Company may terminate such coverage if payment from Executive is not made within the COBRA grace period or ten (10) days of the date on which Executive receives written notice from Company that such payment is due, whichever period ends later; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; in addition, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period; and

(iii)

subject to the terms of any equity award that may exclude special vesting treatment upon a resignation for Constructive Discharge, upon the sixtieth (60th) day following the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition (but no earlier than the sixtieth (60th) day following the Termination Date), and based on the level of performance achieved) a portion of any unvested stock option, restricted stock unit or other equity award granted to Executive shall vest, which portion shall be the number of shares equal to (a) plus (b) (such sum not to exceed the number of shares that result in the full vesting of any such award) as follows:

(a)  the number of shares that would have vested to Executive per the applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date; plus

(b)  the number of shares resulting from the following formula:  (x) the number of shares of such award that would vest on the next vesting date of such award immediately following the Termination Date, multiplied by (y) a fraction, the numerator of which is the number of days elapsed since the last vesting date of such award (or the grant date, if no portion of such award has yet vested), and the denominator of which is the number of days between the last vesting date (or grant date, as the case may be) and the next vesting date.

4.5.2Severance Upon Termination following a Change of Control.

(i)

If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to

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Section 4.3, then Executive shall, subject to Sections 4.7 and 7.14, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, and (B) in place of the equity vesting provided for in Section 4.5.1(iii), all unvested equity awards held by Executive shall vest upon the Termination Date.

(ii)

Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Employment Period and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2.  If Executive is entitled to additional vesting of any equity awards that were cancelled as a result of Executive’s termination of employment prior to the Change of Control, Company or its successor shall deliver to Executive the consideration Executive would have received in the Change of Control had the cancelled equity awards been outstanding and vested at the time of the Change of Control.  Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2. in a lump sum on the sixtieth (60th) day following the Change of Control.

(iii)	For purposes of this Agreement, a “Change of Control” shall mean any one of the following events following the Effective Date:

(a)the date of acquisition by any person or group other than Company or any subsidiary of Company (and other than any employee benefit plans (or related trust) of Company or any of its subsidiaries) of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately

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before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

(b)the date the individuals who constitute the Board as of immediately following the Effective Date (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this Section, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act (defined below)); or

(c)Company effects (A) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (B) a liquidation or dissolution of Company; or (C) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power.

For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act.  Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Agreement.

4.5.3Termination With Cause by Company or Without Constructive Discharge by Executive.  If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, Company shall be obligated to pay Executive (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date; and (ii) subject to Section 7.14, the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

4.5.4Termination Upon Death or Disability.  If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the following amounts: (i) earned but unpaid Base Salary; and (ii) the unpaid Performance Bonus,

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if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

4.6Effect of Notice of Termination.  Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7Requirement of a Release; Exclusivity of Severance Payments under this Agreement.  As a condition to the receipt of the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment, Executive shall execute and deliver to Company (without revoking) a general release of claims against Company and its affiliates in a form reasonably satisfactory to Company within forty-five (45) days following the Termination Date (provided, that Executive shall not be required to release any rights under this Agreement).  In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

5.Restrictive Covenants.

The growth and development of Company and its affiliates and subsidiaries (collectively, “Allscripts”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to Allscripts’ products, services, methods, pricing, costs, research and development and marketing.  All Allscripts employees and others engaged to perform services for Allscripts have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for Allscripts’ benefit.  This Section 5 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for Company’s agreement to employ Executive and grant Executive access to its confidential information and customer relationships, and for other good and valuable consideration from Company, including, without limitation, compensation, benefits, raises, bonus payments or promotions, the receipt and sufficiency of which are hereby acknowledged, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement and Executive’s employment with Company:

5.1Non-Solicitation; No-Hire.  Executive acknowledges that the identity and particular needs of Allscripts’ customers are not generally known in the health care information technology and consulting industry and were not known to Executive prior to Executive’s employment with Allscripts; that Allscripts has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding Allscripts’ pricing, sales, costs and specialized requirements of Allscripts’ customers are highly confidential and constitute trade secrets.  Accordingly, Executive covenants and agrees that during the Employment Period and for a period

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of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not, except on behalf of Allscripts during and within the authorized scope of Executive’s employment with Allscripts, directly or indirectly:  (i) call on, solicit or otherwise deal with any accounts, customers or prospects of Allscripts which Executive called upon, contacted, solicited, sold to, or about which Executive learned Confidential Information (as defined herein) while employed by Allscripts, for the purpose of soliciting, selling and/or providing, to any such account, customer or prospect, any products or services similar to or in competition with any products or services then-being represented or sold by Allscripts; and (ii) solicit, or accept if offered to Executive, with or without solicitation, the services of any person who is an employee of Allscripts, nor solicit any employee of Allscripts to terminate employment with Allscripts, nor agree to hire on behalf of Executive or any entity or other person any employee of Allscripts into employment with Executive or any other person or entity.  Executive agrees not to solicit, directly or indirectly, such accounts, customers, prospects or employees for Executive or for any other person or entity.  For purposes of this paragraph, “prospects” means entities or individuals which have had more than de minimus contact with Allscripts in the context of entering into a relationship with Allscripts being a provider of products or services to such entity or individual.

5.2Non-Interference with Business Relationships.  Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not interact with any person or entity with which Allscripts has a business relationship, or with which Allscripts is preparing to have a business relationship, with the intent of affecting such relationship or intended relationship in a manner adverse to Allscripts.

5.3Non-Competition.  Executive agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory.  These prohibitions apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than Allscripts, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of Allscripts with which Executive works or worked during the time of Executive’s employment with Allscripts or about which Executive acquires or acquired Confidential Information through Executive’s work with Allscripts.

For purposes of this Agreement, “Competing Organization” means persons or organizations, including Executive, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

For purposes of this Agreement, “Restricted Territory” means either:  (i) during Executive's employment with Allscripts, anywhere in the world; or (ii) after cessation of Executive's employment with Allscripts, then, in descending order of preference based on legal enforceability, (A) within the United States (including its territories) and within each country in

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which Allscripts has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period, (B) within the United States (including its territories) and within any other country that at any time was within the scope of Executive's employment with Allscripts, (C) within any country that at any time during the last two (2) years of Executive's employment with Allscripts was within the scope of such employment, or (D) within any geographic region(s) that at any time during the last two (2) years of Executive's employment with Allscripts was within the scope of such employment.  Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 5 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

5.4Reasonableness of Restriction.  Executive acknowledges that the foregoing non-solicitation, non-competition and non-interference restrictions placed upon Executive are necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 5 of this Agreement is a material condition to Executive’s employment by Company.  Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Section 5.1, 5.2 or 5.3, the twelve (12) month restricted period set forth therein shall be tolled during the time of such breach.

Executive further acknowledges and agrees that Allscripts has attempted to impose the restrictions contained hereunder only to the extent necessary to protect Allscripts from unfair competition and the unauthorized use or disclosure of Confidential Information.  However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

5.5Non-Disclosure.  Executive further agrees that, other than as needed to fulfill the authorized scope of Executive’s duties with Allscripts, Executive will not during the Employment Period or thereafter use for himself or for others or divulge or convey to any other person (except those persons designated by Allscripts) any Confidential Information obtained by Executive during the period of Executive’s employment with Allscripts.  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s.  During the Employment Period and thereafter Executive shall not disclose to any person the terms and conditions of Executive’s employment by Allscripts, except:  (i) to close family members, (ii) to legal and accounting professionals who require the information to provide a service to Executive, (iii) as required by law or (iv) in order to inform a prospective or actual subsequent employer of Executive’s duties and obligations under this Agreement.  If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 5.5, Executive will promptly notify Company so that Allscripts may seek a protective order or other appropriate remedy if Allscripts deems such protection or remedy necessary under the circumstances.  Subject to the foregoing, Executive may furnish only that portion of Confidential Information that

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Executive is legally compelled or required to disclose.  The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location.

5.6Definition of Confidential Information.  As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to Allscripts’ business or received by Allscripts in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of Allscripts):

5.6.1Any information concerning Allscripts’ products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;

5.6.2Any information concerning Allscripts’ financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);

5.6.3Any information concerning Allscripts’ current or prospective customer lists or arrangements, equipment or methods used or preferred by Allscripts’ customers, or the patients of customers;

5.6.4Any information concerning Allscripts’ use of computer software, source code, object code, or algorithms or architecture retained in or related to Allscripts’ computer or computer systems;

5.6.5Any personal or performance information about any Allscripts’ employee;

5.6.6Any information supplied to or acquired by Allscripts under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);

5.6.7Any information, whether or not designated as confidential, obtained or observed by Executive or other Allscripts employees during training sessions related to Executive’s work for Allscripts; and

5.6.8Any other information treated as trade secrets or otherwise confidential by Allscripts.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law.  Nevertheless, Executive agrees not to disclose it.

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5.7Inventions, Discoveries, and Work for Hire.  Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment, whether or not during working hours, that relate to the business of Allscripts or to the actual or demonstrably anticipated research or development of Allscripts, (ii) were used by Executive or other personnel of Allscripts during the time of Executive’s employment, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within two (2) years from the Termination Date and that relate to the business of Allscripts or to the actual or demonstrably anticipated research or development of Allscripts, or (iv) result from any work performed by Executive for Allscripts, (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.

Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of Allscripts was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of Allscripts, or (B) to the actual or demonstrably anticipated research or development of Allscripts, or (2) the Company Invention results from any work performed by Executive for Allscripts.

For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions.  Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.

Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions.  Executive further agrees that (i) Executive will promptly disclose all Company Inventions to Allscripts; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.

At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments.  Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship.  These obligations continue even after the Termination Date.  Company agrees that Executive will be reimbursed for

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reasonable expenses incurred in providing such assistance to Company.  In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment with Company.  Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Termination Date shall be presumed to relate to a Company Invention made during the term of Executive’s employment unless Executive can provide evidence to the contrary.

5.8Prior Employment.  Executive hereby agrees that during the course and scope of the employment relationship with Company, Executive shall neither disclose nor use any confidential information, invention, or work of authorship derived from, developed or obtained in any prior employment relationship, and understands that any such disclosure or use would be injurious to the economic and legal interests of Company.  Executive represents he has informed Company of, and provided Company with copies of, any non-competition, non-solicitation, confidentiality, work-for-hire or similar agreements to which Executive is subject or may be bound.  Executive further represents and agrees that, if any prior employer commences any legal proceeding in connection with any restrictive covenant, non-solicitation, non-disclosure, or non-competition agreement, (i) Executive shall be entirely responsible for his own legal fees in connection with the defense of same; and (ii) Executive shall indemnify and hold harmless Company, its affiliates, suppliers, vendors, customers and clients from any costs and liability arising therefrom including, but not limited to, legal fees, expenses, licenses, royalty payments, and any other damages.

5.9Return of Data.  In the event of the termination of Executive’s employment with Company for any reason whatsoever, Executive agrees to deliver promptly to Company all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by Executive during the period of Executive’s employment with Company which are in Executive’s possession or under his control.  Executive further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Company upon termination of his employment.

5.10Non-Disparagement.  Executive agrees that during the Employment Period and for a period of twenty-four (24) months thereafter, Executive will not make any statement, nor imply any meaning through Executive's action or inaction, if such statement or implication would be adverse to the interests of Allscripts, its customers or its vendors or may reasonably cause any of the foregoing embarrassment or humiliation; nor will Executive otherwise cause or contribute

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to any of the foregoing being held in disrepute by the public or any other Allscripts customer(s), vendor(s) or employee(s).  The restrictions of this Section 5.10 shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message.

5.11Injunctive Relief and Additional Remedies for Breach.  Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 5 shall entitle Allscripts, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 5 without the necessity of Allscripts posting bond or furnishing other security and without proving special damages or irreparable injury.  Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect Allscripts’ interest.  Executive understands that in addition to any other remedies available to Allscripts at law or in equity or under this Agreement for violation of this Agreement, other agreements or compensatory or benefit arrangements Executive has with Allscripts may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying Allscripts or foregoing certain equity awards or monies, and any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy.  Notwithstanding Section 7.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 5 shall be the state or federal courts located in Cook County, Illinois.  Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.

5.12Notification to Third Parties.  Company may, at any time during or after the termination of Executive’s employment with Company, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement.

6.No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7.Miscellaneous.

7.1Valid Obligation.  This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

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7.2No Conflicts.  Executive represents and warrants that the performance by Executive of Executive’s duties hereunder will not violate, conflict with, or result in a breach of any provision of any agreement to which Executive is a party.

7.3Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.

7.4Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision.  In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

7.5No Waiver.  The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts Healthcare Solutions, Inc. 222 Merchandise Mart Plaza Suite 2024 Chicago, IL 60654 Attention: Chief Executive Officer
To Executive:	At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service.  Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

7.7Assignment of Agreement.  This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives.  Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party; provided,

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however, that Company may assign its rights or obligations hereunder to a wholly owned subsidiary of Company without the prior consent of Executive.  This Agreement shall be personal to Executive for all purposes.

7.8Entire Agreement; Amendments.  Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto.  Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein.  No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

7.9Dispute Resolution and Arbitration.  The following procedures shall be used in the resolution of disputes:

7.9.1Dispute.  In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 5.11), the disputing party shall provide written notice to the other party that such dispute exists.  The parties will then make a good faith effort to resolve the dispute or disagreement.  If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.

7.9.2Arbitration.  If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 7.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect.  Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court.  The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement.  Company shall pay the costs of arbitration.

7.10Survival.  For avoidance of doubt, the provisions of Sections 4.5, 5 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11Headings.  Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Signatures delivered via facsimile or electronic file shall be the same as original signatures.

7.13Taxes.  Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

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7.14Internal Revenue Code Section 409A.

7.14.1It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this Agreement is subject thereto.  This Agreement shall be interpreted on a basis consistent with such intent.

7.14.2If any payments or benefits provided to Executive by Company, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(i)

For payments and benefits triggered by termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

(ii)

If Executive is deemed on the date of Executive’s “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death.  Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein.  In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations to Executive.

(iii)

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any Subject Payments due Executive that are:  (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

(iv)	Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty (60) days following Executive’s “separation from service”.
(v)	The Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
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(vi)

Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company.

(vii)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.
(viii)

Notwithstanding anything herein to the contrary, in regard to Subject Payments, the definition of Change in Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change in Control.

(ix)

To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

7.14.3If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure by Company in good faith to act, pursuant to this Section 7.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.

7.15Payment by Subsidiaries.  Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive.  Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

Signature page follows.

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[Signature page to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Signing Date.

EXECUTIVE /s/ JAMES HEWITT James Hewitt
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. /s/ BRIAN FARLEY By: Brian Farley Title: SVP, General Counsel & Secretary

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